MASTER LOAN AGREEMENT

DATED AS OF SEPTEMBER 25, 2009

AMONG

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

AS BORROWER

AND

NORTHWEST FARM CREDIT SERVICES, FLCA

AS LENDER

MASTER LOAN AGREEMENT
TABLE OF CONTENTS

TERMS	SECTION
Definitions	1
Loans	2
Loans	2.01
Fees	2.02
Evidence of Debt	2.03
Payments Generally	2.04
Accounting Terms	2.05
Stock/Participation Certificates	3
Ownership	3.01
Voting Rights	3.02
Stock Conversion	3.03
Patronage	3.04
FPF Account	4
General Authorization	5
Conditions Precedent	6
Documents Required for Closing	6.01
Conditions precedent to Advances Under All Loans	6.02
Liens	7
Creation of Liens	7.01
Perfection of Liens	7.02
Priority	7.03
Representations and Warranties	7
Representations and Warranties of Borrower	8.01
Representations and Warranties of Lender	8.02
Survival	8.03
Covenants	9
Affirmative Covenants	9.01
Financial Covenants	9.02
Negative Covenants	9.03

i

Default	10
Events of Default	10.01
Notice and Opportunity to Cure	10.02
Prepayment and Breakage Fees	11
Prepayment Fee	11.01
Breakage Fee	11.02
Participation	11.03
Enforcement and Waiver; Indemnity	12
Enforcement and Waiver by Lender	12.01
Indemnity; Waiver of Damages by Borrower	12.02
Communications	13
Notices and Other Communications	13.01
Facsimile Documents and Signatures	13.02
Use of E-mail	13.03
Participation	14
Governing Law; Jurisdiction; Etc	15
Governing Law	15.01
Submission to Jurisdiction	15.02
Waiver of Venue	15.03
Service of Process	15.04
Waiver of Jury Trial	15.05
Consultation with Counsel	15.06
Miscellaneous	16
Construction	16.01
Binding Effect, Assignment and Entire Agreement	16.02
Severability	16.03
No Personal Liability of General Partners	16.04
Exhibit A: Form of Compliance Certificate
Exhibit B: Covenant Compliance Worksheet
Exhibit C: Prepayment Fee and Breakage Fee
Exhibit D: Adjusted Partners’ Capital Worksheet

ii

Pope Resources, a Delaware Limited Partnership
Customer No. 56548

MASTER LOAN AGREEMENT
(INCLUDING MEMBERSHIP AGREEMENT)

THIS MASTER LOAN AGREEMENT (this “Loan Agreement”) is made and entered into effective September 25, 2009, by and between Lender, as defined below, and Borrower, as defined below.

RECITALS

WHEREAS, Borrower has requested that Lender make a $9,800,000.00 loan to Borrower to refinance existing long term debt; and

WHEREAS, Lender has agreed to make the requested Loan available to Borrower on the terms and conditions hereinafter set forth, which shall apply to Loan No. 56548-841 and to any future Loans made subject to this Loan Agreement.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given in the Note(s) or other Loan Documents.  As used herein:

“Adjusted Partners’ Capital” means the GAAP based amount of the capital account of the partners of Borrower, adjusted for book to market value differences in Timberlands, as calculated on Exhibit D.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Appraised Value of Timberlands” means an appraisal of Borrower’s Fee Timberlands on an annual or more frequent basis.  The appraisal must be performed by a certified appraiser and approved by Lender.

“Asset Disposition” means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by  Borrower, subsequent to the Closing Date of any asset (including stock or other equity interests in Borrower), including without limitation, any sale leaseback transaction (whether or not involving a Capital Lease), but excluding (a) the sale of inventory in the ordinary course of business for fair consideration, (b) the sale or disposition of obsolete machinery and equipment no longer used or useful in the conduct of such Person's business (except for assets which are security for Lender's Loans), and (c) the sale of or realization on delinquent receivables.

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“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person:  (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of 60 consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” shall have the meaning indicated in the particular Note for a Loan.

“Borrower” means Pope Resources, A Delaware Limited Partnership, a Delaware limited partnership, provided however, for purposes of covenant compliance, “Borrower” shall include all subsidiaries of Pope Resources, a Delaware Limited Partnership, whose financial statements should, under GAAP, be consolidated with Pope Resources, A Delaware Limited Partnership.

“Borrower’s Obligations” means, without duplication, all of the obligations of Borrower to Lender whenever arising, under this Loan Agreement, the Notes or any of the other Loan Documents, including without limitation, all principal, interest, monies advanced on behalf of Borrower under the terms of the Loan Documents, and taxes, insurance premiums, costs and expenses, and fees and any amounts that would have accrued but for the automatic stay under the Bankruptcy Code, and any obligations under any Swap Contract between Borrower and any Swap Issuer, whenever arising.

“Breakage Fee” shall have the meaning given in Exhibit C attached hereto.

“Business Day” means any day Lender is open for business in Spokane, Washington, except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.  Provided however, for purposes of defining any date upon which an interest rate shall be determined by Lender using an Index other than published by Lender, Business Day means any day Lender and the Index Source are open for business except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.

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“Calculation Date” means the first three Fiscal Quarter-Ends and the Fiscal Year-End of Borrower.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Closing Date” for any particular Loan, means the Business Day the associated Loan Documents are fully executed and delivered to Lender, following satisfaction of all conditions precedent or waiver thereof by Lender.

“Collateral” for a Loan means the Property described in any Loan Document providing Lender a Lien in such Collateral.  Collateral shall also mean all Property pledged to Lender after a Closing Date, as Collateral for Borrower’s Obligations.

“Company” and “Companies” means Borrower, as well as any present or future Subsidiaries whose financial statements and accounting procedures should, in accordance with GAAP, be consolidated with Borrower.

“Compliance Certificate” shall have the meaning given in Section 9.01.b.iii.and shall be in substantially the form of Exhibit A hereto.

“Consolidated Capital Expenditures” means, for any period, all internally financed operating capital expenditures (excluding timberland acquisitions and the portion of the same associated with the minority interest in Timber Funds, and any real estate capital expenditures financed through creation of a local improvement district, or “LID”) of Companies, on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Cash Flow Coverage Ratio” means, as of any date of determination for the prior four fiscal quarters ending on such date, the ratio of (a) Consolidated EBITDDA minus Consolidated Capital Expenditures to (b) scheduled principal payments (not including balloon principal payments which have been refinanced) and interest expense.

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“Consolidated EBITDDA” means, for any period, the sum of:  (a) Consolidated Net Income; (b) Consolidated Interest Expense; (c) consolidated depreciation expense; (d) consolidated amortization expense; (e) consolidated depletion expense (excluding the portion associated with the minority interest in Timber Funds); (f) the cost of land sold by Companies; and, (g) plus or minus, as the case may be, Consolidated Taxes to the extent recognized in the computation of Consolidated Net Income, all as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or net loss after Consolidated Taxes for such period of Companies on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Taxes” means, as of any date of determination, the provision for federal, state and other income taxes of Companies on a consolidated basis, as determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Worksheet” shall mean a certificate in substantially the form of Exhibit B hereto.

“Event of Default” shall have the meaning provided in Section 10 hereof.

“Fee Timberland” means all timber and timberland owned by Borrower.

“FPF Account” means the Future Payment Fund Account that is an interest-bearing conditional advance payment account with Lender and all money paid into that account and all interest earned thereon.

“Fiscal Quarter” means the three month periods ending March 31, June 30, September 30 and December 31.

“Fiscal Quarter-End” means March 31, June 30, September 30 and December 31.

“Fiscal Year” means the calendar year. “Fiscal Year-End” means December 31.

“Fiscal Year-to-Date” means the period from the first day of Borrower’s Fiscal Year being reported upon through the last day of the Fiscal Quarter being reported upon.

“Fixed Rate Maturity Date” shall have the meaning indicated in the particular Note for a Loan.

“Fixed Rate Option” shall have the meaning indicated in the particular Note for a Loan.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the public accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the United States, any foreign state or nation, or any state, commonwealth, district, territory, agency, department, subdivision, court, tribunal or other instrumentality thereof.

“Incipient Default” means an event that with the giving of notice or passage of time, or both, would become an Event of Default.

“Indebtedness” means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of Borrower under conditional sale or other title retention agreements relating to property purchased by Borrower (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations, including without limitation, intercompany items, of Borrower issued or assumed as the deferred purchase price of property or services purchased by Borrower (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of Borrower; (e) all obligations of Borrower under take-or-pay or similar arrangements or under commodities agreements; (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by Borrower, whether or not the obligations secured thereby have been assumed; (g) all guaranty obligations of Borrower; (h) the principal portion of all obligations of Borrower under capital leases; (i) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of Borrower and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and (j) all obligations of Borrower in respect to any Swap Termination Value of any Swap Contract between Borrower and any Swap Issuer.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which Borrower is a general partner or a joint venturer.

“Indebtedness to Total Capitalization Ratio” means, as of any date of determination, Companies’ Indebtedness, excluding the portion thereof associated with the minority interest in Timber Funds, divided by the sum of (a) Companies’ Indebtedness excluding the portion thereof associated with the minority interest in Timber Funds, plus (b)Adjusted Partner’s Capital.

“Intercompany Indebtedness” means any Indebtedness of a Borrower that is owing to a Subsidiary or Related Party.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

“Laws” means all ordinances, codes, statutes, rules, regulations, licenses, permits, orders, injunctions, writs or decrees of any Governmental Authority, and without limiting the generality of the foregoing, the following are Laws:  the Internal Revenue Code of 1986 (“IRC”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act (“FLSA”), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Lender” means Northwest Farm Credit Services, FLCA, an association organized under the laws of the United States, together with its successors and assigns.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means all principal amounts advanced by Lender to Borrower or on the account of Borrower or otherwise under the Note and the other Loan Documents evidencing such Loan, which by its terms is made subject to this Loan Agreement, and all fees or charges incurred as provided for in the Note and the other Loan Documents, plus all interest accrued thereon.

“Loan Documents” means all of the contractual obligations associated with the Loan(s), including but not limited to: this Loan Agreement; the Note(s); and other documents or instruments as required by Lender, executed in connection with the Loan(s), and any extensions, renewals, amendments, substitutions or replacements thereof.

“Loans” means two or more Loans.

“Loan Maturity Date” shall have the meaning indicated in the particular Note for a Loan.

“Loan Segment” shall have the meaning indicated in the particular Note for a Loan.

“Market Value of Timberlands” means the value of Fee Timberland as determined by an appraisal performed by a certified appraiser and acceptable to Lender.

“Material” means that which, in reasonable and objective contemplation, will or realistically might affect the business or property of a Person, or the Person's creditworthiness as to such business or property, in a significant manner.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower, (b) the ability of Borrower or its Related Parties to perform any Material obligation under the Loan Documents to which it is a party, or (c) the Material rights and remedies of Lender under the Loan Documents.

“Merchantable Timber” means timber of acceptable quality of species identified in the appraisal completed for Lender, which are in excess of 35 years of age and which can be harvested without violation of applicable laws and regulations.

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“Note” means the note evidencing a Loan and which contains a promise to pay a sum certain.

“Notes” means one or more Notes.

“Organization” means a corporation, limited liability company, joint venture, firm business trust, estate, trust, partnership or association, two or more Persons having a joint or common interest, or any other legal or commercial entity.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participation Certificate” means Stock which does not confer voting rights upon the owner.

“Permitted Liens” means:

a.           Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

b.           Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfilled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

c.           Liens (other than Liens created or imposed under ERISA) incurred or deposits made by Borrower in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

d.           Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 90 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 45 days after the expiration of any such stay;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

e.           Easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

f.           Liens on Property securing purchase money Indebtedness (including Capital Leases and obligations under letters of credit) to the extent permitted hereunder, provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

g.          Any interest of title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Loan Agreement and the other Loan Documents;

h.          Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

i.            Liens existing as of the Closing Date and set forth in a schedule presented to Lender; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date;

j.            Liens on the FPF Account pursuant to Section 4 hereof; and

k.           Liens on Property securing Indebtedness to the extent the Indebtedness is permitted under Sections 9.03 f.(vi), (vii) or (ix) hereof.

“Person” means an individual, an Organization or a Governmental Authority.

“Prepayment Fee” shall have the meaning given in Exhibit C attached hereto.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Records” means correspondence, memoranda, tapes, discs, computer data, papers, certificates, books, cruise maps and other documents, or transcribed information of any type, whether expressed in ordinary or machine readable language.

“Regulation U or X” means Regulation U (12 CFR Part 221, Credit by banks and persons other than brokers and dealers for the purpose of purchasing or carrying margin stock) or Regulation X (12 CFR Part 224, Borrowers of securities credit) respectively, to the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Party or Parties” means, with respect to any Person, such Person’s Affiliates and the general partners, directors and officers of such Person and of such Person’s Affiliates.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or the effective equivalent thereof or any other duly authorized officer.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Stock” means uncertificated shares of stock evidencing proprietary interests in Northwest Farm Credit Services, ACA (“ACA”), an Affiliate of Lender, and all patronage, distributions and other rights and entitlements related thereto.

“Subsidiary” means, as to any Person, (a) any corporation more than 50 percent of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50 percent equity interest at any time.  Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. For purposes of section 9 of this Loan Agreement, Subsidiary or Subsidiaries shall include Timber Funds; provided however, Sections 9.02.a. and 9.03.c.i. shall exclude Timber Funds from such definition.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swap Dealers Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Timber Funds” means, ORM Timber Fund I, LP, ORM Timber Fund II, Inc. and any future similar timberland investment entity.

2.           Loans.

2.01       Loans.  Subject to the terms and conditions set forth herein, Lender agrees to make Loan No. 56548-841 to Borrower.  Borrower agrees to repay the Loan(s) and all of Borrower’s Obligations under the Loan Documents, according to their terms.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

2.02        Fees.  Borrower shall pay Lender’s fees, as set forth in the Note or a separate fee letter.

2.03        Evidence of Debt.  The Loan(s) shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business.  The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to Borrower’s Obligations.

2.04        Payments Generally.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender in U.S. Dollars and in immediately available funds as further described in the Note(s) and according to the terms of the Note(s).

2.05        Accounting Terms means, except as otherwise provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters to be delivered to Lender hereunder shall be prepared in accordance with GAAP, applied on a consistent basis.

3.            Stock/Participation Certificates.

3.01        Ownership.  Borrower agrees to acquire and maintain Stock or Participation Certificates in an amount required by ACA’s Board of Directors, pursuant to its bylaws.  Borrower hereby grants Lender a first lien security interest in all Stock or Participation Certificates presently owned or to be acquired by Borrower.  All right, title and interest in the Stock or Participation Certificates shall hereby vest in Pope Resources, A Delaware Limited Partnership, a Delaware limited partnership.

3.02        Voting Rights.  For so long as Borrower owns voting Stock, Borrower is entitled to one vote at ACA stockholder meetings and to participate in the affairs of ACA.  Such vote may be cast by any stockholder who meets the definition of “farmers, ranchers or aquatic producers or harvesters” in the Farm Credit Administration regulations.  Borrower authorizes David L. Nunes to act as Borrower’s attorney-in-fact for all joint owners of the voting Stock and to cast the vote or appoint proxies on behalf of Borrower.  In the event that the attorney-in-fact designated above is unavailable or otherwise unable or unwilling to act, then Borrower authorizes Thomas M. Ringo to act upon Borrower’s behalf as attorney-in-fact or such other person as Borrower may indicate in a written authorization provided to Lender.

3.03        Stock Conversion.  Borrower authorizes conversion of any Stock or Participation Certificates into any other class of Stock or Participation Certificates of ACA as provided by law, and authorizes ACA’s appropriate officer(s) to record such conversion on ACA’s books, with full power of substitution.  In an Event of Default, ACA may retire any Stock/Participation Certificates acquired by Borrower at book value (not to exceed par value or face amount) and apply the proceeds to the outstanding balance of any Loan.  When the policies of ACA permit retirement of excess Stock/Participation Certificates, ACA, at its sole discretion, may elect to retire and apply excess Stock/Participation Certificates to Borrower’s Obligations, or if permitted by ACA’s policies, excess Stock or Participation Certificates may be applied upon request by Borrower.

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3.04        Patronage.  Only the portion of a Loan held by Lender for its own account and not subject to participation shall be eligible for patronage or equity distributions of any kind in accordance with the bylaws, practices and procedures of ACA. To the extent a participation in any portion of a Loan is sold at any time, such portion so participated may not be eligible for patronage distributions of ACA or its successors or assigns.

4.            FPF Account.  If requested by Borrower, Lender may open and maintain an FPF Account for Borrower on any Loan.  An FPF Account or accounts will be held, applied or withdrawn in accordance with the following terms and conditions.  Payments will be accepted into an FPF Account and held for application on Loans with, or serviced by, Lender.  Interest will accrue on FPF Account balances at such minimum balances to be determined by Lender, from the date payments were made into an FPF Account.  A variable interest rate, subject to adjustment in the sole discretion of Lender, will be paid on FPF Account(s). The rate paid on funds held in any FPF Account will not exceed the rate paid by Borrower on the related Loan.

The maximum account balance for each FPF Account shall be subject to the limitations set forth below.

a.           The sum which may be held in an FPF Account associated with an operating or revolving line of credit Loan shall not exceed the lesser of the Note amount or the actual maximum outstanding balance on that Loan during the previous 12 months. Lender reserves the right to further limit the maximum FPF Account balance in the event a Borrower’s historical Note usage is significantly less than the lesser of their maximum outstanding balance or the Note commitment amount;

b.           For all other Loans, the maximum amount that may be held in the FPF Account shall not exceed the outstanding principal balance on the associated Loan or some other amount as may be determined by Lender.

c.           Provided however, amounts held in an FPF Account for a given Loan may, at Lender’s option, be limited to a pro rata amount equal to Lender’s ratable share if the Loan is participated with other lenders.

Funds will be applied to Borrower’s Obligations on any Loan covered by this Loan Agreement at Borrower’s direction or when any payment under any Loan covered by this Loan Agreement becomes due and payable. Application of funds to a Loan does not relieve Borrower from the obligation to make all payments as provided for in the Loan Documents. Funds may be returned to Borrower for purposes for which Lender would make or increase Loans to Borrower, upon written request or upon request pursuant to Lender’s electronic funds transfer procedures.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

Funds held in any FPF Account are uninsured. Funds are protected only by the financial condition of Lender.  In the event Lender were to become insolvent and liquidated, the funds in Borrower’s FPF Account would be applied against any outstanding Loan of Borrower.  Any funds in excess of the total outstanding Loan balances would be at risk and subject to the claims of creditors of Lender.

Borrower hereby grants to Lender a first lien security interest in any FPF Account established or to be established by or on behalf of Borrower related to any Loan.  To the extent allowed by law, Borrower authorizes the filing of and appoints Lender as its attorney-in-fact, coupled with an interest, for the purpose of executing and filing financing statements and similar documents that may, in Lender’s reasonable judgment, be necessary or advisable for perfecting, continuing and reperfecting its security interest.  Borrower further acknowledges and agrees that in the Event of Default under any Loan covered by this Loan Agreement, Lender has a right of set-off against all funds in Borrower’s FPF Accounts.  All conditions applicable to FPF Accounts are subject to change and the program is subject to termination at Lender’s sole discretion.

5.            General Authorization.  Borrower hereby authorizes any one of the following named individuals to request funds be deposited or disbursed from any Loan Borrower may have with Lender, to request on behalf of Borrower, advances under the Loans, to execute any notice in order to effect prepayment, repricing or payment of any Loan Segment (as that term may be defined in a given Note) under the Note(s), to request retirement of Stock under any Stock retirement program Lender may have in effect, and other Loan servicing requests, including deposits to and withdrawals from any FPF Account.  Individuals authorized hereunder:  a Responsible Officer or any other individual(s) as authorized by Borrower in a written authorization provided to Lender.  Any such request shall be conclusively presumed to have been made to or for the benefit of Borrower.

6.            Conditions Precedent.  The obligation of Lender to close a Loan is subject to satisfaction of the following conditions precedent by Borrower, on or before the Closing Date or to waiver thereof by Lender.

6.01        Documents Required for Closing.

a.           Borrower and all other required parties shall have executed where appropriate and delivered to Lender, on or prior to a Closing Date, the applicable Loan Documents, each in form and substance satisfactory to Lender;

b.           A certified (as of the applicable Closing Date) copy of resolutions, or equivalent, of the governing body of each Organization signing a Loan Document, authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party and providing Lender an incumbency certificate for any Person authorized to execute the Loan Documents;

c.           A certified (as of the applicable Closing Date) copy of the current Organization Documents including any amendments thereto, of each such Person, together with a certificate (dated as of the Closing Date) of each such Person to the effect that such Organization Documents have not been amended since the date of the aforesaid certification;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

d.           A certificate (as of the most recent date practicable) of the relevant Secretary of State as to the current existence of each such Person, a certificate (as of the most recent date practicable) of the Secretary of State of each state in which the business activities or Property of such Person requires qualification as a foreign corporation or entity, as the case may be, and that such Person is duly qualified to transact business in that state as a foreign corporation or entity, as the case may be;

e.           The written opinion of the outside counsel for Borrower, dated as of the applicable Closing Date and addressed to Lender and any participating lenders as Lender may request, in form satisfactory to Lender, to the effect that after due inquiry:

i.           Borrower is a limited partnership duly formed and validly existing under Delaware law, and is duly qualified to do business as a foreign limited partnership in the State of Washington;

ii.          Borrower has all necessary partnership power and authority under the Certificate, the Partnership Agreement, and the Delaware RULPA to enter into, and to perform its obligations under, each of the Loan Documents;

iii.         Borrower has authorized, by all necessary partnership action on the part of Borrower, the execution and delivery of, and the performance of the transactions contemplated by, each of the Loan Documents, and Borrower has executed and delivered each of the Loan Documents;

iv.         Each of the Loan Documents constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

v.          The execution and delivery by Borrower of, and the performance of the transactions contemplated by, each of the Loan Documents do not (a) violate Borrower’s Certificate or its Partnership Agreement; (b) to counsel's knowledge, breach, or result in a default under, any existing obligation of Borrower under any material agreement or instrument to which Borrower is a party; (c) to counsel's  knowledge, breach or otherwise violate any existing obligation of Borrower under any court order that names Borrower and is specifically directed to it or its property; or (d) are not prohibited by, nor do they subject Borrower to the imposition of a fine, penalty or other similar sanction for a violation under, any applicable statutes or regulations;

f.            Evidence, as requested by Lender, that no condition shall exist which would constitute a Material Adverse Effect, in the reasonable opinion of Lender, in the business, operation or financial conditions of Borrower since the date of the applicable Loan commitment;

g.           If real Property is Collateral for one or more loans, an appraisal of the Collateral acceptable to Lender as determined by Lender in accordance with its policies and procedures, in an amount satisfactory to Lender.  Lender will engage a state certified appraiser to perform the appraisal.  The appraisal shall be for the sole and exclusive use of Lender;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

h.           If real Property is Collateral for one or more Loans, a title insurance commitment acceptable to Lender;

i.            Environmental report satisfactory to Lender;

j.            Commercial general liability insurance with Borrower as the named insured and Lender as additional insured in commercially reasonable amounts and terms and issued by an insurer or insurers reasonably satisfactory to Lender;

k.           Evidence that all other actions which, in the opinion of Lender, are reasonably necessary to perfect and protect the security interests created by the Loan Documents have been taken; and

l.            Copies of the most recent timberland appraisals covering all fee timber and timberlands currently owned by Borrower.

6.02        Conditions Precedent to Advances Under Any Loan.  The obligation of Lender to fund any advance under any Loan is subject to the following additional conditions precedent:

a.           Evidence as requested by Lender that no condition shall exist which would constitute a Material Adverse Effect, in the opinion of Lender, in the business, operation or financial conditions of Borrower at the time of the advance;

b.           Borrower shall have complied with all conditions precedent contained herein and in Lender's escrow instructions and commitment letters for any Loan, if any;

c.           Payment by Borrower to Lender of the following amounts:

i.           Any unpaid balance of any Loan fees; and

ii.          All unpaid costs and expenses to Lender; and

d.           All representations and warranties made in the Loan Documents are true and correct.

7.             Liens.

7.01        Creation of Liens.  As security for the prompt payment and performance of Borrower’s Obligations, Borrower hereby agrees to assign and pledge to Lender all of its right, title and interest in and to, and grants to Lender, Liens upon the Collateral.  In order to further evidence such Liens, upon Lender’s request, Borrower shall execute, acknowledge where required for perfection purposes, and deliver on or before the Closing Date, the Deeds of Trust, consents, notices, subordinations, indemnities, assignments, security agreements, financing statements and other Loan Documents required by Lender.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

7.02        Perfection of Liens.  Borrower promises and hereby agrees to:

a.           Authorize all financing statements, amendments and continuation statements and other documents as Lender may from time to time require in order to perfect, continue and reperfect its Lien in the Collateral;

b.           Pay for or reimburse Lender for all reasonable costs of closing, including without limitation, all taxes, costs of filing the financing statements or recording the Deeds of Trust in such public offices as Lender may designate; and

c.           Take such other steps as Lender may reasonably direct, including the noting of Lender's Lien on the Collateral and on any certificates of title therefore, to perfect Lender's Lien upon the Collateral.

The original, a copy or a memorandum of this Loan Agreement may be filed or recorded as a financing statement if Borrower fails or refuses to comply with the requirements of this Loan

8.            Representations and Warranties.

8.01        Representations and Warranties of Borrower.  To induce Lender to enter into this Loan Agreement, Borrower represents and warrants to Lender as follows:

a.           Borrower is a validly formed limited partnership that has been duly organized and exists and is in good standing under the laws of the State of Delaware, the jurisdiction in which it was organized, has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified to do business in all other states where the nature of the business transacted by it or Property owned by it makes such qualification necessary, except to the extent that the failure to qualify would not create a Material Adverse Effect;

b.           Borrower is not in default with respect to any Contractual Obligation so as to have a Material Adverse Effect on the consolidated financial condition of Borrower;

c.           The execution, delivery and performance of the Loan Documents will not immediately or with the passage of time, or the giving of notice, or both:

i.           Violate the Organizational Documents governing Borrower, or violate any Laws or result in a default under the terms of any Contractual Obligation to which Borrower is a party or by which Borrower or its respective Properties is bound; or

ii.           Result in the creation or imposition of any Lien upon any of the Property of Borrower, except the Liens in favor of Lender;

d.           Borrower has the power and authority to enter into and perform the Loan Documents to which it is a party or is bound, and to incur obligations, and has taken all action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party or is bound;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

e.           The Loan Documents, when delivered, will be legally valid and binding Contractual Obligations, enforceable in accordance with their respective terms;

f.            Borrower has good and marketable title to all of its Property and such Property is not subject to any Lien, except for Permitted Liens;

g.           Borrower’s financial statements have been and will be prepared and presented and hereafter will present fully and fairly the financial condition of Borrower on the dates thereto and the results of operations for the periods covered thereby.  There have been no conditions so as to create a Material Adverse Effect in the financial condition or business of Borrower since the date of Borrower’s most recent quarterly financial statements, as filed with the Securities and Exchange Commission;

h.           Except as otherwise permitted herein, Borrower has filed all federal, state and local tax returns and other reports that it was required by Law to file prior to the date hereof and that are Material to the conduct of its business; has paid or caused to be paid all taxes, assessments and other similar governmental charges that were due and payable prior to the date hereof; have made adequate provision for the payment of taxes which are accruing but not yet payable; and have no knowledge of any deficiency or additional assessment in a Material amount in connection with any taxes which has not been provided for on their books;

i.            To the best of its knowledge, after due diligence in investigating relevant matters, except as otherwise disclosed or to the extent that the failure to comply would not be Material to the conduct of the business of Borrower, it has complied with all applicable laws with respect to:

i.           The products that it produces or sells or to the services it performs;

ii.          The conduct of its businesses; and

iii.         The use, maintenance and operation of the Properties owned or leased by it;

j.           No representation or warranty by Borrower, as to its best knowledge, after due diligence in investigating relevant matters, contained herein or in any certificate or other document furnished pursuant hereto, or in the Loan Documents, contains any untrue statement of Material fact or omits to state a Material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

k.           To the best knowledge of Borrower, after due diligence in investigating relevant matters, each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by Borrower in connection with the execution and delivery of the Loan Documents, or the undertaking or performance of any obligation thereunder, has been duly obtained or effected;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

l.           No part of the proceeds of the Loan(s) will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities in violation of Regulation U.  If requested by Lender, Borrower shall furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U.  “Margin stock” within the meanings of Regulation U does not constitute more than 25 percent of the value of the consolidated assets of Borrower.  None of the transactions contemplated by this Loan Agreement (including without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation U or X;

m.          Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or the Investment Company Act of 1940, each as amended.  In addition, Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, as amended;

n.           Borrower has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property and to the conduct of its businesses;

o.           Borrower is not in violation of any Law, which violation could reasonably be expected to have a Material Adverse Effect; and

p.           Borrower is current with all Material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all Material respects with all applicable rules and regulations of such commissions.

8.02        Representations and Warranties of Lender.  Lender represents and warrants to Borrower as follows:

a.           Lender is a legal entity duly organized, validly existing and is in good standing under the Farm Credit Act of 1971, as amended, has the necessary power and authority to conduct the business in which it is currently engaged, is duly qualified to conduct its business and is in compliance with all Material requirements of law, except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the operations of Lender.

b.           Lender and each person executing this Loan Agreement on behalf of Lender has the necessary power and authority, and the legal right, to make and deliver this Loan Agreement, and has taken all necessary action to authorize the conditions of this Loan Agreement and to authorize the execution, delivery and performance thereof.  No consent or authorization of, filing with, notice to or other similar act by or in respect of any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Lender in connection with the execution, delivery, performance, validity or enforceability of this Loan Agreement.  This Loan Agreement has been duly executed and delivered on behalf of Lender.  This Loan Agreement constitutes a legal, valid and binding Loan Agreement enforceable against Lender in accordance with its terms.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

8.03       Survival.  All of the representations and warranties set forth in Subparagraph 7.01 shall survive until all of Borrower’s Obligations are paid and satisfied in full and all offsets, defenses or counterclaims that Borrower has or may claim to have, have been released or discharged.

9.	Covenants.

9.01       Affirmative Covenants.  Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, and until all of the commitments hereunder or in the Notes and other Loan Documents have been terminated, Borrower shall maintain the following covenants:

a.       Loan Purpose.  Borrower shall use the proceeds of a Loan only for the purposes set forth in the Note evidencing such Loan, and will furnish Lender such evidence as it may reasonably require with respect to such use.

b.       Financial Reporting/Notices.  Borrower shall furnish Lender, in form and detail satisfactory to Lender, during the term of the Loan(s):

           i.           As soon as available, but in any event within 90 days after each Fiscal Year-End: a consolidated balance sheet, the related consolidated statement of shareholders’ (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Borrower and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP.  Such consolidated statements shall be audited and accompanied by a report and opinions of an independent certified public accountant, reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

           ii.          As soon as available, but in any event within 45 days after each of the first three Fiscal Quarter-Ends, a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Borrower and its Subsidiaries, and for the portion of Borrower’s Fiscal Year then ended, setting forth in each case, in comparative form, the figures for the corresponding Fiscal Quarter-End of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail;

           iii.         Concurrently with the delivery of the financial statements referred to in Sections 9.01.b.i and ii, a duly completed Compliance Certificate, signed by a Responsible Officer, certifying that such financial statements are fairly presenting the financial condition, results of operations, shareholders’ (or equivalent) equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to financial statements provided under Section 9.01.b.ii.).  A sample Compliance Certificate is attached hereto as Exhibit A.  Borrower’s Compliance Certificate shall be accompanied by a Covenant Compliance Worksheet, a sample of which is attached hereto as Exhibit B, signed by a Responsible Officer;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

           iv.         Promptly upon receipt thereof, copies of written communications of any material weaknesses or significant deficiencies in internal controls over financial reporting submitted to Borrower’s audit committee by its independent certified public accountants in connection with an audit or review of Borrower and the responses of management to such communications;

           v.          Promptly upon the request of Lender, (1) copies of any filings and registrations with, and reports to or from, the Securities Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Borrower shall send to its shareholders, and (2) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters that are Material to Borrower;

           vi.        Upon Borrower’s obtaining knowledge thereof, Borrower shall give written notice to Lender immediately of (1) the occurrence of an event or condition consisting of an Event of Default or Incipient Default, specifying the nature and existence thereof and what action Borrower proposes to take with respect thereto, and (2) the occurrence of any of the following with respect to Borrower:  (a) the pendency or commencement of any litigation, arbitral or governmental proceeding against Borrower or a Related Party which if adversely determined is likely to have a Material Adverse Effect, (b) the institution of any proceedings against Borrower or a Related Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation, of any federal, state or local law, rule or regulation, including but not limited to, environmental Laws, the violation of which would likely have a Material Adverse Effect;

           vii.       By January 31st of each year, a timber harvest plan describing the proposed harvest of timber from the real property Collateral for the ensuing calendar year, which will specify the total timber volume by species to be harvested from the real property Collateral and the location, by tract, of the harvest; and

           viii.      Within 45 days of the end of each of the first three Quarters, a timber harvest report detailing all timber harvest activity on the real property Collateral, including, at a minimum, the total volume of logs by species scaled and reconciliation of actual activity compared to the timber harvest plan for harvest and log sales by species and by tract.

c.       Insurance.  Borrower shall maintain, for itself and its Subsidiaries, general liability insurance with insurance companies reasonably acceptable to Lender in such amounts, with such terms and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Lender may reasonably request.  At the request of Lender, copies of such policies (or such other proof of compliance with this subsection as may be satisfactory to Lender) shall be delivered to Lender.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

d.       Taxes.  Borrower shall pay, or cause to be paid, for itself and its Subsidiaries, before they become delinquent and where the failure to pay or discharge such amounts will have a Material Adverse Effect, all taxes imposed upon it or on any of their Property or that it is required to withhold and pay, except when contested in good faith by appropriate proceedings with adequate reserves therefore having been set aside on their books.  Notwithstanding the foregoing right of contest, such taxes will be paid whenever foreclosure on any Lien that has attached appears imminent.

e.       Records/Inspection.  Borrower shall keep accurate and complete Records of its operations, consistent with sound business practices.  Borrower shall permit Lender or its representatives, agents or independent contractors, during normal business hours or at such other times as Borrower and Lender may agree to: (i) inspect or examine Borrower’s properties, books and records; (ii) make copies of Borrower’s books and records; and (iii) discuss Borrower’s affairs, finances and accounts with Borrower’s officers, employees and independent certified public accountants.  Without limiting the foregoing, Borrower shall permit Lender, through an employee of Lender or through an independent third party contracted by Lender, to conduct on an annual basis, a review of the Collateral.  Borrower further agrees to pay to Lender a Collateral inspection fee designated by Lender (not to exceed $750.00 per day, per reviewer, with the number of reviewers to be reasonably determined by Lender) and reimburse Lender’s reasonable costs and expenses incurred in connection with such Collateral inspection reviews.

f.       Appraisal of Collateral.  Lender may, at any time, request an appraisal of Collateral.  Borrower shall be responsible for the cost of the first two appraisals requested by Lender after the Closing Date and any subsequent appraisals requested by Lender in the Event of Default or Incipient Default.  Lender shall be responsible for the cost of any subsequent appraisals, provided there is no Event of Default or Incipient Default.

g.       Release of Collateral.  Provided there is no Event of Default or Incipient Default, Lender may provide Borrower a partial release from its lien on the Collateral pursuant to a written request from Borrower.  If granted by Lender, Borrower shall bear all costs thereof, including but not limited to appraisals, if reasonably required, reasonable legal fees and recording fees.  If an appraisal is required as a condition for a partial release, such appraisal shall not count toward the lifetime limit of two appraisals Borrower shall be obligated for pursuant to Section 9.01.f. above.  The partial release may be subject to and require an additional Timber Cutting Payment, payable at the time of such release.  No release will be provided if the proposed Collateral to be released is integral to Lender’s Collateral pool, as reasonably determined by Lender.

h.       Laws.  Borrower shall comply with all Laws applicable to it and its Property if noncompliance with any such Law would have a Material Adverse Effect.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

i.        Property Maintenance.  Borrower shall maintain and preserve its Property in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such Properties and equipment from time to time, all repairs, renewals, replacements, extensions, additions, betterments and improvements as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.  Borrower shall perform in all material aspects, all of its obligations under the terms of all Material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or which it is bound.

j.       Indebtedness.  Borrower shall pay when due (or within applicable grace periods) all Indebtedness due third persons, except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves being set aside on their books.

k.       Subordination.  Borrower hereby subordinates all Intercompany Indebtedness to Borrower’s Obligations to Lender; provided however, so long as there exists no Event of Default or Incipient Default, Borrower may pay such Intercompany Indebtedness in the ordinary course of its businesses.

l.        Change of Location.  Borrower shall provide Lender with reasonable notice in advance of any change in its headquarters location.

m.      Additional Documents.  From time to time, Borrower shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Loan Agreement and be informed of the status and affairs of Borrower.

9.02       Financial Covenants.  Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, Borrower shall comply with and maintain the following financial covenant, to be measured as follows:

a.       Indebtedness to Total Capitalization Ratio shall be less than or equal to 0.30:1.00, to be measured as of each Fiscal Year-End, beginning with the 2009 Fiscal Year;

b.       Consolidated Cash Flow Coverage Ratio shall be greater than or equal to 1.1:1 to be measured quarterly on a four quarter rolling basis, beginning with the 2011 Fiscal Year-End financial statements;

c.       The Loan to appraised value shall not exceed 50% during the life of the Loan;

d.       The principal balance of the Loan per MBF of merchantable timber volume on Collateral shall not exceed $200/MBF.  It is estimated the Loan balance / MBF at loan closing will be $129/MBF.  The Loan balance / MBF will be measured annually.  Borrower shall provide an update to the Collateral showing the final harvest amount for the year, plus annual growth.  Borrower may add or substitute collateral satisfactory to Lender to maintain the Loan balance to merchantable timber volume relationship;

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

9.03       Negative Covenants.  Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, and until all of the commitments hereunder have terminated, unless the prior written consent of Lender is obtained, which consent shall not be unreasonably withheld, Borrower shall not and shall not allow any of its Subsidiaries to:

a.       Liens.  Create, assume or suffer to exist, and will not permit any of its Subsidiaries or any owner of Collateral to create, assume or suffer to exist, any Lien on any Collateral now owned or hereafter acquired by it other than Permitted Liens.

b.       Nature of Business.  Substantively alter the nature, character or conduct of its business conducted by it.

c.       Consolidation, Merger, Sale or Purchase of Assets.

  i.           Dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided however, that, so long as no Event of Default or Incipient Default would be directly or indirectly caused as a result thereof, Borrower may merge or consolidate with any of its Subsidiaries, provided that Borrower is the surviving entity;

  ii.           Make an Asset Disposition that would have a Material Adverse Effect on the financial condition of Borrower.

d.       Fiscal Year; Organizational Documents.  Change its Fiscal Year-End or amend, modify or change its Organization Documents, which would result in a Material Adverse Effect.

e.       Accuracy of Reporting.  Furnish any certificate or other document to Lender that contains any untrue statement of Material fact or that omits to state all Material facts necessary to make it not misleading in light of the circumstances under which it was furnished.

f.        Indebtedness.  Create, assume, incur, suffer to exist or otherwise become or remain liable in respect of any Indebtedness other than: (i) Indebtedness evidenced by the Note(s); (ii) existing Indebtedness, listed on a schedule provided to Lender as of the Closing Date, and in the case of the line of credit with Lender in place on the date of this Loan Agreement, any subsequently utilized commitment under that line of credit; (iii) purchase money Indebtedness, including capital leases, not to exceed $1,000,000.00 annually; (iv) Indebtedness related to Permitted Liens; (v) Indebtedness incurred or assumed after the date hereof which has been subordinated to the obligations of Borrower to Lender hereunder and under the Note(s) on terms and conditions satisfactory to Lender; (vi) Timber Fund Indebtedness, to the extent allowed under the governing documents of such Timber Fund; (vii) additional secured Indebtedness of a Subsidiary (other than that provided for under Section 8.03 f.(vi) above) in aggregate over the term of the Loan(s), not to exceed $8,000,000.00; (viii) additional unsecured Indebtedness, in the aggregate over the term of the Loan(s), not to exceed $10,000,000.00; provided, however, total additional Indebtedness allowed under (vii) and (viii) above shall not exceed $10,000,000.00, in aggregate, over the term of the Loan(s); and (ix) obligations to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

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g.           Material Adverse Effect.  Create, incur or suffer to exist, a Material Adverse Effect.

10.         Default.

10.01     Events of Default.  Time is of the essence in the performance of the Loan Documents.  The occurrence of any one or more of the following events shall constitute an Event of Default under the Loan Documents:

a.       Borrower fails to make any payment of principal, interest or other costs, fees or expenses when due or to perform any obligation or covenant as and when required under the Loan Documents for the Loan(s) or any loan documents for any other loan(s) Borrower, or any of them, may have with Lender.

b.       Any financial statement, representation, warranty or certificate made or furnished by Borrower to Lender in connection with a Loan, or as an inducement to Lender to enter into a Loan is Materially false, incorrect or incomplete when made.

c.       Any Bankruptcy Event shall occur with respect to Borrower, or any Bankruptcy Event that has a Material Adverse Effect on Borrower shall occur with respect to any of Borrower’s Subsidiaries.

d.       This Loan Agreement or any other Loan Document ceases to be valid and binding on Borrower or is declared null and void, or the validity or enforceability thereof is contested by Borrower, or Borrower denies that it has any or further liability under any of the Loan Documents.

10.02     Notice and Opportunity to Cure.  Notwithstanding any other provision of the Loan Documents, Lender shall not accelerate the maturity of a Loan (a) because of a monetary default (defined below), unless the monetary default is not cured within ten days of its due date, or (b) because of a nonmonetary default (defined below), unless the nonmonetary default is not cured within 30 days after (i) the date on which Lender transmits by facsimile, mails or delivers written notice of the nonmonetary default to Borrower, or (ii) the date on which Borrower notifies Lender (verbally or in writing) of the nonmonetary default.  For purposes of this Loan Agreement, the term “monetary default” means a failure by Borrower to make any payment required of it pursuant to the applicable Note or any other Loan Document, and the term “nonmonetary default” means a failure by Borrower or any other Person to perform any obligation contained in the Loan Documents, other than the obligation to make payments provided for in the Loan Documents.

MASTER LOAN AGREEMENT - 23
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

11.	Prepayment and Breakage Fees.

11.01	Prepayment Fee.

a.       Exemption to Prepayment Fee.  Principal prepayments made while a Loan or Loan Segment is priced under the Base Rate shall not be subject to a Prepayment Fee.  In addition, there is no Prepayment Fee for any prepaid principal if a prepayment is received on a Fixed Rate Maturity Date or LIBOR Maturity Date, as applicable, for the Loan or Loan Segment being prepaid.  Other prepayments of principal shall be subject to a Prepayment Fee.

b.       “Prepayment” Defined.  “Prepayment” shall mean any instance wherein the indebtedness is partially or fully satisfied in any manner prior to a payment due date whether voluntarily or involuntarily (excluding scheduled payments that have been paid) pursuant to the terms of the Loan Documents.  Prepayment shall include, but not be limited to:  (i) any payment after an Event of Default under the Loan Documents; (ii) payment to Lender by any holder of an interest in any Collateral; (iii) any payment after the Loan Maturity Date is accelerated for any reason; (iv) payment resulting from any sale or transfer of Collateral pursuant to foreclosure, sale under power, judicial order or trustee’s sale; and (v) payment by sale, transfer or offsetting credit in connection with or under any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or receivership or similar proceedings under any statute of the United States or any state thereof involving Borrower, Guarantors and or the Collateral.  In the event of any acceleration of the Loan Maturity Date, the amount due hereunder shall include the charge which would be due under the Prepayment Fee in the event of a voluntary prepayment at the time of such acceleration, and the date of acceleration of the Loan Maturity Date will be deemed to be the date of prepayment.

c.       Prepayment Fee.  The “Prepayment Fee” is an amount intended to reasonably compensate Lender for the loss of the intended benefit of Lender’s bargain in the case of a prepayment.  Borrower and Lender intend that the principal balance of each Loan Segment will yield to Lender an annual return after the date the Loan Segment is prepaid of not less than the annual return for the period when the interest rate is fixed.  In the event of a prepayment, Lender will lose the intended benefit of its bargain.  Accordingly, the Prepayment Fee shall be payable, on demand, and shall be an amount calculated on a make-whole basis, consistent with the procedure described in Exhibit C hereof.

11.02     Breakage Fee.  In the event Borrower provides Lender Notice that Loan principal is to be prepaid, after which Borrower revokes such Notice, then Borrower shall immediately pay Lender, on demand, a Breakage Fee in an amount calculated on a make-whole basis, consistent with the procedure described in Exhibit C hereof.

11.03     Participation.  Participant(s), if any, may calculate a Prepayment Fee or Breakage Fee using the calculation on a make-whole basis, consistent with the procedure described on Exhibit C hereof, provided however, a participant may use a different value than Lender for the Initial and Final Reference Rates, as those terms are described in Exhibit C hereof.

MASTER LOAN AGREEMENT - 24
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

12.	Enforcement and Waiver; Indemnity.

12.01     Enforcement and Waiver by Lender.  Lender shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times.  The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions or as having in any way or manner modified or waived the same.  All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.  Lender shall have, in addition to the rights and remedies given it by the Loan Documents, all rights and remedies allowed by all applicable Laws and in equity.

12.02     Indemnity; Waiver of Damages by Borrower.

a.       Indemnification by Borrower.  Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other party hereto arising out of, in connection with, or as a result of (i) the execution or delivery of this Loan Agreement, any other Loan Document or any agreement or instrument contemplated, the performance by the parties hereto of their respective obligations or the consummation of the transactions contemplated, (ii) any actual or alleged presence or release of hazardous materials on or from any Property owned or operated by Borrower, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other party hereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other party hereto against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such party hereto has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Provided however, in the course of any proceeding of any nature contemplated by this subsection between or among Indemnitee, Borrower or any party hereto, each such party shall be responsible for their own fees and expenses, provided further, that following a nonappealable judgment, the prevailing party or substantially prevailing party shall be entitled to payment of its reasonable costs and expenses from the other party or parties.

b.       Waiver by Borrower of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and each such party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated, the transactions contemplated, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Subsection a. above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated.

MASTER LOAN AGREEMENT - 25
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

c.       Payments.  All amounts due under this Section 12.02 shall be payable not later than ten Business Days after demand therefore.

d.       Survival.  The agreements in this Section shall survive the repayment, satisfaction or discharge of Borrower’s Obligations.

13.         Communications.

13.01     Notice and Other Communications.

a.       General.  Unless otherwise expressly provided herein or in the Loan Documents, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or, subject to Section 13.03 below, e-mail address, and all notices and other communications expressly permitted hereunder to be given by telephone and shall be made to the applicable telephone number, as follows:

i.	If to Borrower:
  Attention:  Thomas M. Ringo
  19245 Tenth Ave. NE
  Poulsbo, WA 98370
  Facsimile:  (360) 697-1476
  E-mail:  tringo@orminc.com

ii.	If to Lender:
  Attention:  Kristy Searles
  Northwest Farm Credit Services, PCA
  650 Hawthorne Ave. SE, Suite #210
  Salem, OR  97301
  Facsimile:  (503) 373-3006
  E-mail:  NWFCSsalemagribusiness@farm-credit.com

b.       Effectiveness.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (1) actual receipt by the relevant party hereto and (2) (a) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (b) if delivered by Certified Mail, Return Receipt Requested, upon receipt; (c) if delivered by Facsimile, when sent and receipt has been confirmed by telephone; and (d) if delivered by e-mail (which form of delivery is subject to the provisions of Section 13.03 below), when delivered.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

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Pope Resources, A Delaware Limited Partnership; Customer No. 56548

13.02     Facsimile Documents and Signatures.  Loan Documents may be transmitted and or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on Borrower and Lender, as applicable.  Lender may also require that any such document and signature be confirmed by a manually signed original thereof; provided however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

13.03     Use of E-mail.  E-mail, internet or intranet websites may be used only to distribute routine communications, such as financial statements, billing statements and other like information and to distribute Loan Documents for execution by the parties thereto, but may not be used for any other purpose, unless approved by Lender.  Provided, an original signed document that has been scanned and attached to an e-mail shall have the same force and effect as a document sent by facsimile.

14.         Participation.  Notwithstanding any other provision of this Loan Agreement, Borrower understands that Lender may at any time enter into participation agreements with one or more participating lenders, whereby Lender will allocate certain percentages of its commitment to these lenders.  Borrower acknowledges that, for the convenience of all parties, this Loan Agreement is being entered into with Lender only, and that Borrower’s Obligations under this Loan Agreement are undertaken for the benefit of, and as an inducement to, any such participating lender as well as Lender, and Borrower hereby grants to each participating lender, all the rights and remedies afforded Lender hereunder.

15.         Governing Law; Jurisdiction; Etc.

15.01     Governing Law.  THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON, EXCEPT WHERE FEDERAL LAWS, INCLUDING THE FARM CREDIT ACT OF 1971, AS AMENDED, MAY BE APPLICABLE.

15.02     Submission to Jurisdiction.  BORROWER AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WASHINGTON SITTING IN SPOKANE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF WASHINGTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH WASHINGTON STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS LOAN AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

MASTER LOAN AGREEMENT - 27
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

15.03   Waiver of Venue.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.02 HEREOF.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

15.04   Service of Process.  EACH PARTY HERETO IRREVOCABLY WAIVES PERSONAL SERVICE OR PROCESS, WHICH MAY BE MADE IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.05   WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS AND ANY FUTURE MODIFICATIONS, AMENDMENTS, EXTENSIONS, RESTATEMENTS AND SERVICING ACTIONS RELATING TO THIS LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENTS.  THE PARTIES INTEND THAT THIS JURY WAIVER WILL BE ENFORCED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

15.06   Consultation with Counsel.  Borrower certifies that it has carefully read this Loan Agreement and other Loan Documents; that it understands the contents of this Loan Agreement and other Loan Documents; that in executing this Loan Agreement and other Loan Documents, it has not relied on the advice, opinions or statements of Lender or its officers, directors, employees or attorneys; and that it signed this Loan Agreement and other Loan Documents of their own free will and accord.  Lender recommends that Borrower consult its counsel and or other professional advisor before signing this Loan Agreement and other Loan Documents.  To the extent Borrower has not consulted with an attorney or other professionals in connection with this Loan Agreement and other Loan Documents, it acknowledges that it was given the opportunity to do so and chose of its own free will and accord not to do so.

16.	Miscellaneous.

16.01	Construction.

a.           The provisions of this Loan Agreement shall be in addition to those of any other Loan Document or other evidence of liability held by Lender, all of which shall be construed as complementary to each other.  In the event of a conflict between the terms of this Loan Agreement and any other Loan Document, the terms of this Loan Agreement shall control such conflict.  Nothing herein contained shall prevent Lender from enforcing any or all of the other Loan Documents in accordance with their respective terms.  All Exhibits attached to this Loan Agreement are incorporated herein and made a part hereof.

MASTER LOAN AGREEMENT - 28
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

b.           This Loan Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

c.           In this Loan Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” means “to and including.”

d.           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof.

e.           A reasonable person standard shall be applied to each and every warranty, representation, requirement or thing to be done or performed hereunder except when the term “in its discretion” or “in its sole discretion” is used herein.

16.02   Binding Effect, Assignment and Entire Agreement.  The Loan Documents will inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.  Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Lender.  The Loan Documents constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party and dated subsequent to the date herein.

16.03   Severability.  If any provision of this Loan Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Loan Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

16.04   No Personal Liability of General Partners.  In any action brought to enforce the obligation of Borrower to pay Borrower’s Obligations, any judgment or decee shall not be subject to execution on, nor be a lien on, the assets of General Partners of Borrower, other than their interests in the Collateral. The foregoing shall in no way otherwise affect the personal liability of Borrower.

MASTER LOAN AGREEMENT - 29
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

In Witness Whereof, the parties hereto have duly executed this Loan Agreement as of the date first above written.

LENDER:
NORTHWEST FARM CREDIT SERVICES, PCA

By:
Authorized Agent

BORROWER:
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By: Pope MGP, Inc., a Delaware corporation, its Managing General Partner

By:
Name:	Thomas M. Ringo
Its:	Vice President and CFO

MASTER LOAN AGREEMENT - 30
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

Pope Resources, A Delaware Limited Partnership
Customer No.:  56548

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  _______________, 20__

To: Northwest Farm Credit Services, FLCA

Reference is made to that certain Master Loan Agreement, dated as of September 25, 2009, (the “Loan Agreement”) among POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Borrower”), and NORTHWEST FARM CREDIT SERVICES, FLCA (“Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that:

[Use following Paragraph 1 for Fiscal Year-End financial statements]

1.           Attached hereto as Schedule 1, are the Fiscal Year-End audited financial statements required by Paragraph 9.01b.i of the Loan Agreement for the Fiscal Year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following Paragraph 1 for [first/second/third] Fiscal Quarter-End financial statements]

1.           Attached hereto as Schedule 1, are the financial statements required by Paragraph 9.01. b.ii of the Loan Agreement for the Fiscal Quarter of Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, as of such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.           A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its obligations under the Loan Documents, and

MASTER LOAN AGREEMENT - 31
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

[select one:]

[To the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[The following covenants or conditions have not been performed or observed and the following is a list of each such Defaults and their nature and status:]

4.            To the best knowledge of the undersigned, the representations and warranties of Borrower contained in the Loan Documents, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.            To the best knowledge of the undersigned, the financial covenant analyses and information set forth on Schedule 1, attached hereto, are true and accurate on the Calculation Date and the undersigned has received no information to the contrary as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 20__.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

By:
Name:
Title:

MASTER LOAN AGREEMENT - 32
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

Pope Resources, A Delaware Limited Partnership
Customer/Note No. 56548-841

EXHIBIT B
COVENANT COMPLIANCE WORKSHEET

For the Fiscal Quarter-End/Fiscal Year-End _____________________ (“Calculation Date”)

COVENANT COMPLIANCE WORKSHEET

For the Fiscal Quarter-End or Rolling Four-Quarter Period - _________________________ (“ Calculation Date”)

I.	Section 9.02 a. – Indebtedness to Total Capitalization Ratio
	A.	Companies’ Indebtedness at Calculation Date		$0
	B.	Indebtedness associated with minority interest in Timber Funds at Calculation Date		$0
	C.	Numerator (Line I.A. minus Line I.B.)		$0
	D.	Total Capitalization at Calculation Date
		1.	Adjusted Partners’ Capital at Calculation Date
			a. Partners' capital per GAAP at Calculation Date	$0
			b. Book value of timberland at Calculation Date	$0
			c. Book value of timber and roads net of depletion at Calculation Date	$0
			d. Book value of timberland, timber and roads net of depletion for Timber Funds at Calculation Date	$0
			e. Appraised value of Borrower's fee timberlands at most recent year-end	$0
			f. Adjusted Partners' Capital (Line I.D.1.a. minus I.D.1.b. minus I.D.1.c. plus I.D.1.d. plus I.D.1.e.)	$0
		2.	Numerator from line I.C. above	$0
	E.	Denominator (Line I D.1.f. plus Line I.D.2.)		$0

	Ratio of Indebtedness to Total Capitalization (Line I.C. divided by Line I.E.)			0.00
			Maximum allowed:	0.30

II.	Consolidated Cash Flow Coverage Ratio (not to be measured until Fiscal Year-end 2011)
	A.	Consolidated EBITDDA for the prior four Fiscal Quarters ending on the above date (the “Subject Period”)
		1.	Consolidated Net Income for the Subject Period	$0
		2.	Consolidated Interest Expense for the Subject Period	$0
		3.	Consolidated depreciation expense for the Subject Period	$0
		4.	Consolidated amortization expense for the Subject Period	$0
		5.	Consolidated depletion expense for the Subject Period (excluding the portion associated with the minority interest in Timber Funds)	$0
		6.	Cost of land sold	$0
		7.	Consolidated Taxes for the Subject Period (to the extent considered in calculating Consolidated Net Income)	$0
		8.	Consolidated EBITDDA (the sum of Lines II.A.1 through I.A.7. inclusive)	$0
	B.	Consolidated Capital Expenditures		$0
	C.	Numerator (Line A.8. minus Line B.)		$0
	D	Denominator - debt service for Subject Period
		1.	Consolidated Interest Expense for Subject Period	$0
		2.	Scheduled principal payments during the Subject Period	$0
		3.	Denominator - debt service for Subject Period (Line II.D.1. plus Line II.D.2.)	$0

	E.	Consolidated Cash Flow Coverage Ratio (Line C. divided by Line D.3.)		to 1

MASTER LOAN AGREEMENT - 33
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

EXHIBIT C
PREPAYMENT/BREAKAGE FEE CALCULATION

A.	Definitions. For purposes of this Exhibit C, the following definitions apply:

1.	“Prepayment Amount,” for the purpose of a Prepayment Fee, means the amount of any principal prepayment.

2.	“Prepayment Amount,” for the purpose of a Breakage Fee, means the principal that Borrower has indicated on a Notice to be advanced or priced using a Fixed Rate Option.

3.
“Remaining Fixed Pricing Period,” for any principal priced with a Fixed Rate Option, means the period of time beginning (a) on the date a principal prepayment is made or, (b) in the case of a Breakage Fee, on the date Notice is given and ending on the Fixed Rate Maturity Date.

4.
“Initial Reference Rate,” for any principal priced with a Fixed Rate Option, means the annualized rate used by Lender or a participant to obtain the funds loaned to Borrower in the case of a Prepayment Fee, or the annualized rate applicable on the last Pricing Date, or on the date Notice of prepayment is given, as the case may be, in the case of a Breakage Fee.

5.
“Final Reference Rate” means the annualized rate Lender or a participant would use to fund a new advance in such amount for the Remaining Fixed Pricing Period on the date of such prepayment.  For a Breakage Fee, the Final Reference Rate means the annualized rate as of the date Notice is given.

B.	Calculation of Prepayment/Breakage Fee. The Prepayment and the Breakage Fees are calculated on a make-whole basis in five (5) steps as provided below:

1.
Compare the Initial Reference Rate and the Final Reference Rate.  If the Initial Reference Rate is less than or equal to the Final Reference Rate, the Prepayment/Breakage Fee is zero.  If the Initial Reference Rate is greater than the Final Reference Rate, complete the following steps to calculate the Prepayment/Breakage Fee.

2.	Calculate the interest payment that will accrue on the Prepayment Amount over the Remaining Fixed Pricing Period at the Initial Reference Rate (“Initial Interest Amounts”).

3.	Calculate the interest payment that will accrue on the Prepayment Amount over the Remaining Fixed Pricing Period at the Final Reference Rate (“Final Interest Amounts”).

MASTER LOAN AGREEMENT - 34
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

4.
Calculate the “Differential Interest Amount” for each interest payment due during the Remaining Fixed Pricing Period by subtracting the Final Interest Amount from the Initial Interest Amount for each such payment.

5.
The Prepayment or Breakage Fee is the sum of the discounted present value of each Differential Interest Amount, discounted at the Final Reference Rate from the date such payment would be due back to the prepayment date, or in the case of a Breakage Fee, on the date Notice is given.

An example of a Prepayment/Breakage Fee calculation is attached hereto as Exhibit C-1.

MASTER LOAN AGREEMENT - 35
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

EXHIBIT C-1
EXAMPLE OF PREPAYMENT/BREAKAGE FEE CALCULATION

Prepayment Amount	$1,000,000.00
Initial Reference Rate	5.50%
Final Reference Rate	5.00%
Scheduled Interest Payments in the Remaining Fixed Pricing Period	1
Remaining Fixed Pricing Period	90 Days
Installment Period	Quarterly

Compare Rates – Step 1

Initial Reference Rate	5.50%
Final Reference Rate	5.00%
(The Final Reference Rate is the 90-day Current Discount Note Rate, as adjusted by Lender)
Continue to the next step because the Initial Reference Rate is greater than the Final Reference Rate.

Scheduled Interest Payments at the Initial Reference Rate – Step 2
Interest Payment	Initial Interest Amounts	Balance
		$1,000,000.00
1	$13,750.00	$1,000,000.00
[($1,000,000.00 x 5.50%)/4 = $13,750.00]
Carry forward the Initial Interest Amounts to Step 4

Scheduled Interest Payments at the Final Reference Rate – Step 3
Interest Payment	Final Interest Amounts	Balance
		$1,000,000.00
1	$12,500.00	$1,000,000.00
[($1,000,000.00 x 5.00%)/4 = $12,500.00]
Carry forward the Final Interest Amounts to Step 4

Interest Difference – Step 4

	Initial Interest	Final Interest	Differential Interest
Interest Payment	Amounts	Amounts	Amount
1	$13,750.00	$12,500.00	$1,250.00

Carry forward the Differential Interest Amount to Step 5

Net Present Value of Differential Interest Amounts – Step 5
	Final Reference	Present Value	Differential
Interest Payment	Rate	Factor	Interest Amount	Present Value
1	5.00%	0.98765	$1,250.00	$1,234.57
	Prepayment/Breakage Fee			$1,234.57

MASTER LOAN AGREEMENT - 36
Pope Resources, A Delaware Limited Partnership; Customer No. 56548

Pope Resources, A Delaware Limited Partnership
Customer No. 56548

EXHIBIT D
ADJUSTED PARTNERS’ CAPITAL WORKSHEET

(Example as of 12/31/08 audit date)

Partners’ Capital per GAAP		$87,817
Less: book Value of Timberland		(20,449)
Depleted Book Value of Fee Timber and Roads	92,753
Less: ORM Timber Fund book value of Timber, Land and Roads	55,789
Net book value of Timber, Land and Roads	38,964	(38,964)
Plus: Appraised Value of Fee Timberland		$364,200
Adjusted Partners’ Capital		$392,604

Calculation of Funded Indebtedness to Adjusted Partners’ Capital as of 12/31/08 was:

Funded Debt	$29,384,000
Adjusted Partners’ Capital	$392,604,000
Total Capitalization	$421,988,000

Indebtedness to Total Capitalization = $29,384,000 divided by $421,988,000 = .07

MASTER LOAN AGREEMENT - 37
Pope Resources, A Delaware Limited Partnership; Customer No. 56548